FIRST AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

       THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (the "Amendment") is dated as of June 14, 1999, by and among Great Empire Broadcasting, Inc., a Kansas corporation (the "Company"), the holders of shares of the Company's Common Stock and Preferred Stock (the "Shareholders"), Michael C. Oatman, an individual, and F.F. Mike Lynch, an individual, the duly appointed agents for the Shareholders (the "Shareholders' Agents"), and Journal Broadcast Corporation, a Nevada corporation ("Buyer").

                                    RECITALS

       A. Buyer, the Shareholders' Agents, the Shareholders and the Company have entered into a Stock Purchase Agreement dated as of August 24, 1998 (the "Purchase Agreement"), pursuant to which the Shareholders have agreed to sell to Buyer, and Buyer has agreed to purchase from the Shareholders, the Common Stock and the Preferred Stock on the terms and conditions set forth therein.

       B. The parties hereto desire to set forth their agreement regarding the Closing under the Purchase Agreement.

                               A G R E E M E N T S

       In consideration of the agreements set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

       1. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

       2. Closing Date and Closing Place. (A) Section 9.1(a)(1) is hereby amended and restated in its entirety as follows:

              (a)(1) Except as provided below in this Section 9.1(a), the Closing Date shall be June 14, 1999. The parties agree that the Effective Time for purposes of the Working Capital Adjustment and for all tax, accounting and financial purposes shall be 12:01 a.m., on June 1, 1999. Buyer hereby waives the condition that the FCC Consent received on June 11, 1999 shall have become a Final Order prior to Closing.

       (B) Section 9.1(b) is hereby amended and restated in its entirety as follows:

       (b) Place of Closing. The Closing shall be held at the offices of Triplett, Woolf & Garretson, LLC, 2959 North Rock Road, Suite 300, Wichita, Kansas 67226.

       3. Purchase Price. Section 2.3(a) shall be amended and restated in its entirety as follows:

       (a) Purchase Price. The purchase price for the Common Stock and the Preferred Stock (the "Purchase Price") shall be Ninety-five Million Nine Hundred Thousand Dollars ($95,900,000). Buyer shall pay or cause to be paid to Shareholders at the Closing the Purchase Price, adjusted preliminarily by the Working Capital Adjustment determined as of the Effective Time in accordance with Section 2.4(c) hereof, less the Escrow Deposit of $4,000,000 and the Closing Escrow (as defined below) of $3,000,000, plus the amount of "Closing Interest" by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Shareholders' Agents to Buyer at least two (2) business days prior to the Closing Date. "Closing Interest" means interest at the rate of five percent per annum commencing on and as of June 1, 1999, and continuing on through the day prior to the Closing on the amount of the Purchase Price less the Working Capital Adjustment. By way of illustration, assuming that the Closing Date is June 3, 1999, there would be two days of Closing Interest to be paid by Buyer.

       4. Closing Adjustments. The parties have made and approved the following as contemplated by the Purchase Agreement:

       (a) The Estimated Closing Statement attached to this Amendment as Exhibit A.

       (b) The preliminary Working Capital Adjustment as of the Effective Time as set forth in Exhibit B to this Amendment. 5. Real Estate Matters. The matters listed on the attached Exhibit C (the "Real Estate Matters") have not been completed as of the date hereof, and will need to be completed following the Closing. Shareholders hereby covenant and agree to reasonably cooperate in a timely manner with Buyer in order to complete the Real Estate Matters.

       6. Assets and Liabilities at Closing. Notwithstanding any provision to the contrary in the Purchase Agreement, the parties agree that the liabilities and obligations of the Company or any Subsidiary at the Closing shall include those Contracts listed on Exhibit D hereto and marked with an asterisk.

       7. Litigation. Pursuant to Section 6.12 of the Purchase Agreement, the Company hereby notifies Buyer of the litigation disclosed on Exhibit E hereto (the "Morris Litigation"). Notwithstanding any provision in the Purchase Agreement to the contrary, the parties agree that

              (a) Journal shall be responsible for payment of the first Twenty-Five Thousand Dollars ($25,000) ("Buyer's Portion") in expenses and costs incurred by the parties in defending the Morris Litigation and which are not covered by the Company's insurance ("Uninsured Litigation Expenses"); (b) Buyer's Portion shall be applied to the Basket Amount as defined in Section 11.5(c); and
              (c) Shareholders shall be responsible for the payment of Uninsured Litigation Expenses to the extent such Uninsured Litigation Expenses exceed Buyer's Portion ($25,000); provided, however, that the aggregate amount of Uninsured Litigation Expenses for which Shareholders shall be responsible shall not exceed Twenty-Five Thousand Dollars ($25,000) ("Shareholders' Portion") and

              Shareholders' Portion shall be paid from the Closing Escrow; and provided, further, that Shareholders' payment of Shareholders' Portion shall not be deemed a waiver by Buyer of any other claim for indemnification for Uninsured Litigation Expenses it may have against Shareholders with respect to the Morris Litigation and that all such claims shall be made in accordance with and subject to the terms and conditions of Section 11 of the Purchase Agreement. The parties agree to reasonably cooperate with each other to settle the Morris Litigation.

       8. Effect of Amendment. Other than as amended hereby, all of the provisions of the Purchase Agreement shall remain in full force and effect in accordance with their terms.

       9. Governing Law. This Amendment shall be governed, construed and enforced in accordance with the laws of the State of Kansas (without regard to the choice of law provisions thereof).

       10. Counterparts. This Amendment may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

       11. Further Assurances. The parties shall take any actions and execute any other documents that may be reasonably necessary or desirable to the implementation and consummation of this Agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Stock Purchase Agreement as of the day and year first above written.

                          JOURNAL BROADCAST CORPORATION


                          By:/s/ ___________________________
                              Name:
                              Title:


                          GREAT EMPIRE BROADCASTING, INC.


                          By:/s/ ___________________________
                              Name:
                              Title:


                          F.F. LYNCH REVOCABLE TRUST


                          By:/s/ F.F. Mike Lynch
                              ___________________________
                              Name: F.F. Mike Lynch
                              Title:  Trustee


                          /s/ Michael C. Oatman
                          _______________________________
                          Michael C. Oatman


                          FIRST STUART CORPORATION


                          By:/s/ ___________________________
                              Name:
                              Title:


                          /s/ Lawrence E. Steckline
                          _______________________________
                          Lawrence E. Steckline



                          GREAT EMPIRE BROADCASTING, INC.
                          EMPLOYEE STOCK  OWNERSHIP TRUST


                          By:/s/___________________________
                             Name:
                             Title:

                          By:/s/___________________________
                             Name:
                             Title:


                          THE OATMAN CHARITABLE REMAINDER
                          UNITRUST u/t/a  July 30, 1998


                           By:/s/ Michael Oatman
                              ___________________________
                              Michael Oatman, Trustee


                           By:/s/ Jane C. Oatman
                              ___________________________
                              Jane C. Oatman, Trustee


                          THE MELISSA JANE McDERMOTT TRUST
                          u/t/a  August 17, 1998


                          By:/s/ Jane C. Oatman
                              ___________________________
                              Jane C. Oatman, Trustee


                          THE MICHAEL ANDREW OATMAN TRUST
                          u/t/a  August 17, 1998


                          By: /s/ Jane C. Oatman
                              ___________________________
                              Jane C. Oatman, Trustee


                          THE RICHARD ERIC OATMAN TRUST
                          u/t/a August 17, 1998


                          By: /s/ Jane C. Oatman
                              ___________________________
                              Jane C. Oatman, Trustee


                          LYNCH CHARITABLE REMAINDER UNITRUST


                          By: /s/ F.F. Mike Lynch
                              ___________________________
                              F.F. Mike Lynch, Trustee

                          By: /s/ Dorothy A. Lynch
                              ___________________________
                              Dorothy A. Lynch, Trustee

                          SHAREHOLDERS' AGENTS


                          /s/ Michael C. Oatman
                          _______________________________
                          Michael C. Oatman


                          /s/ F.F. Mike Lynch
                          _______________________________
                          F.F. Mike Lynch

                                    EXHIBIT A

                           Estimated Closing Statement
                           ---------------------------

                                    EXHIBIT B

                           Working Capital Adjustment
                           --------------------------

                                    EXHIBIT C

                               Real Estate Matters
                               -------------------

1. Obtain (i) the proper subdivision of the WOW-FM Tower Site ("Tower Site") and the WOW-AM/FM Radio Studio Site ("Studio Site", and together with the Tower Site sometimes hereinafter referred to as the "Properties") located at 5030 North 72nd Street, Omaha, Nebraska, and (ii) the rezoning of the Properties so that the Tower Site and the Studio Site are each located within a single zoning district that permits as a matter of right the current uses thereon. Without limiting the generality of the foregoing or expanding the obligations of Shareholders, the following matters may need to be completed in connection therewith:
       (a) preparation of a subdivision plan of the Properties in accordance with all applicable laws, ordinances and regulations (by Buyer with Shareholders' reasonable cooperation);
       (b) preparation of all required applications and public notices for the subdivision and rezoning of the Properties and payment of all applicable fees in connection therewith (by Buyer with Shareholders' reasonable cooperation);
       (c) participation in all municipal hearings related to the subdivision and rezoning of the Properties (by Buyer with Shareholders' reasonable cooperation); and
       (d) if Buyer is unable to achieve the subdivision of the Studio Site and Tower Site by using the permanent access easement currently in place providing access to the Tower Site from 72nd Street, procurement of (i) a quit claim deed from The Mikes Investment Company ("Mikes Investment") conveying a strip of land over the northern twenty feet of the Studio Site to Omaha Great Empire Broadcasting, Inc. ("Great Empire") to provide access to and from the Tower Site and 72nd Street ("Access Parcel"); (ii) releases of any mortgages or other monetary encumbrances affecting the Access Parcel; and (iii) an amendment of the lease between Mikes Investment and Great Empire for the Studio Site excluding the Access Parcel from the description of the leased premises (by Shareholders);
2. Obtain the full release and termination of record of the following encumbrances affecting the KTTS-AM/FM and KLTQ-FM Radio Studio located in Springfield, Missouri:
       (a) Deed of Trust from F.F. "Mike" Lynch and Michael C. Oatman, as tenants in common, and their respective wives, Dorothy Lynch and Barbara J. Oatman, to Henry W. Westbrook, as Trustee, for the benefit of First Dallas Capital Corporation, in the original amount of $800,000, dated June 15, 1977, and recorded July 11, 1977, in the Office of the Recorder of Deeds for Greene County, Missouri, in Book 1656 at Page 1281 (by Shareholders).

       (b) Subordination Agreement by Springfield Great Empire Broadcasting, Inc. in favor of First National Bank in Dallas and First Dallas Capital Corporation, dated June 15, 1977, and recorded on July 11, 1977, in the Office of the Recorder of Deeds for Greene County, Missouri, in Book 1656, at Page 1291, and in Book 1656, at Page 1297, as amended by Amendment to Subordination Agreement by Springfield Great Empire Broadcasting, Inc. in favor of First National Bank in Dallas, dated May 22, 1981, and recorded on June 5, 1981, in the Office of the Recorder of Deeds for Greene County, Missouri, in Book 1765, at Page 1177 (by Shareholders).

                                    EXHIBIT D

                                    Contracts
                                    ---------

                                    EXHIBIT E

                                   Litigation
                                   ----------

       On June 4, 1999, the Kansas Human Rights Commission notified the Company and Buyer that Eileen Morris, a former employee at the Company's radio station KICT-FM, Wichita, Kansas had filed a complaint against the Company with the Equal Employment Opportunity Commission and the Kansas Human Rights Commission alleging that the Company violated federal and state employment discrimination laws. The Company has not yet filed a response to the complaint.